Exhibit 10.46

[LETTERHEAD OF THE COCA-COLA COMPANY]

COCA-COLA PLAZA
ATLANTA, GEORGIA

MUHTAR KENT                                 ADDRESS REPLY TO:
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                             P.O. BOX 1734
THE COCA-COLA COMPANY                                 ATLANTA, GA 30301
__________

404 676-4082
FAX: 404 676-7721

December 16, 2013

Mr. Irial Finan
Atlanta, Georgia

Dear Irial,

We are delighted to confirm your promotion to job grade 23, effective January 1, 2014.  You will report to me.  The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be determined during the normal rewards cycle in February 2014, with any increase to be effective April 1, 2014.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan.  Your target annual incentive for 2014 will be 150% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

•
Your 2013 annual incentive will be determined at your current annual incentive target. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The award will be made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  Currently, the award is delivered 60% stock options and 40% Performance Share Units. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

Mr. Irial Finan
December 16, 2013

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to five times your base salary.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
As a mobile assignee, you will continue to participate in the ISA Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

•	This letter is provided as information and does not constitute an employment contract.

I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.  Should you have any questions about the foregoing, please call Ceree Eberly at 404-676-3336.

Sincerely,

/s/ Muhtar Kent

Muhtar Kent

c:     Ceree Eberly
Nick Wall
Executive Compensation
GBS Executive Services

Mr. Irial Finan
December 16, 2013

I, Irial Finan, accept this offer:

Signature     _/s/ Irial Finan______________________________

Date:         _December 19, 2013__________________________